Exhibit 10.21

BEST BUY CO., INC.
DIRECTOR RESTRICTED STOCK UNIT AWARD AGREEMENT
FOR NON-U.S. DIRECTORS
Award Date: June 19, 2013

I.
The Award. As of the Award Date set forth above, Best Buy Co., Inc. (“Best Buy”) grants to you the number of restricted stock units (the “Units”) described in the letter accompanying this Award Agreement (this “Agreement”), on the terms and subject to the conditions contained in this Agreement and Best Buy Co., Inc. 2004 Omnibus Stock and Incentive Plan, as amended (the “Plan”). Capitalized terms not defined in the body of this Agreement are defined in the Addendum to this Agreement.

II.	Terms of Units

2.1Units. Each Unit is payable in 1 share of common stock of Best Buy (each, a “Share” and collectively, the “Shares”) subject to the terms of this Agreement.

2.2Vesting; Holding Period. All of the Units will vest in full on June 19, 2014, the one-year anniversary of the Award Date (the “Vesting Date”). Subject to the terms of this Agreement, all vested Units will be paid to you within 30 days after conclusion of your service on the Board of Directors of Best Buy (the “Board”) in the form of 1 Share for each Unit. While you are serving on the Board, you may not sell, assign, pledge or otherwise transfer any vested or unvested Units (or any interest in or right to the Units), other than by will or the laws of descent and distribution, and any such attempted transfer will be null and void (the “Transfer Restrictions”). If your service on the Board is terminated prior to the Vesting Date for any reason other than Cause, a pro rata portion (based on your length of service during the vesting period) of the Units will vest as of such termination date. All unvested Units will be forfeited as of such date. If your service on the Board is terminated prior to the Vesting Date for Cause, all Units will be forfeited as of the date of termination.

2.3Other Restrictions. The Units are subject to forfeiture to Best Buy as provided in this Agreement and the Plan.

2.4Limitation of Rights Regarding Shares. Until issuance of the Shares, you will not have any rights of a shareholder with respect to your Units. Notwithstanding the foregoing, for each Unit that vests, you will be entitled to an accrual of dividend equivalents with respect to the Units from the Vesting Date until the date such Units are paid. Best Buy will deliver, together with the Shares delivered under Section 2.2, a cash payment equal to the dividend equivalent amounts; provided, that in the case of any dividend payable in Shares, you will be issued additional Units.

2.5Income Taxes. You are liable for any Tax-Related Items (as defined in Article V below). Best Buy recommends that you consult with your own tax advisor regarding the tax consequences of the Units.

III.
Restrictive Covenant and Forfeiture Remedies. By accepting the Award, you agree to the Transfer Restrictions and the restrictions and agreements contained in this Article III (the “Restrictive Covenants”); and you agree that the Restrictive Covenants and the remedies described in this Article III are reasonable and necessary to protect the legitimate interests of Best Buy. Notwithstanding anything in this Agreement, if you are an attorney, the Restrictive Covenants apply to you only to the extent they are not inconsistent with the rules of professional conduct applicable to you.

3.1Confidentiality Restrictive Covenant. In consideration of the Award, you acknowledge that the Company Group operates in a competitive environment and has a substantial interest in protecting its Confidential Information, and you agree, during your service with the Company Group and thereafter, to maintain the confidentiality of the Confidential Information and to use such Confidential Information for the exclusive benefit of the Company Group.

3.2Non-Solicitation. During your service on the Board and for one year following termination of your service for any reason, you shall not:

(a)	solicit, induce or attempt to induce any employee, contract worker, consultant or other independent agent of the Company Group to cease employment or engagement with the Company Group, or in any way interfere adversely with the relationship between any such employee, contract worker, consultant or other independent agent and the Company Group;

(b)
induce or attempt to induce any employee, contract worker, consultant or other independent agent of the Company Group to work for, render services to, provide advice to, or supply Confidential Information to any third person or entity;

(c)	knowingly employ, or otherwise knowingly pay for services rendered by, any employee of the Company Group in any business enterprise with which you may be associated, connected or affiliated;

(d)
induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of the Company Group to cease doing business with the Company Group, or in any way interfere with the then existing business relationship between any such customer, supplier, licensee, licensor or other business relation and the Company Group; or

(e)
assist, solicit, or encourage any other person, directly or indirectly, in carrying out any activity set forth above that would be prohibited by any of the provisions of this Agreement if such activity were carried out by you. In particular, you will not, directly or indirectly, induce any employee, contract worker, consultant or other independent agent of the Company Group to carry out any such activity.

3.3Violation of Restrictive Covenants. In consideration of the terms of the Award, you agree to be bound by the Restrictive Covenants set forth above and agree that, if you violate any provision of the Restrictive Covenants, then, notwithstanding any other provision of this Agreement, you hereby agree that you shall immediately return to Best Buy any Units or Shares still under your control and shall promptly reimburse Best Buy the fair market value of any such Units or Shares that are no longer under your control.

3.4Committee Discretion. You may be released from your Restrictive Covenants under this Article III only if, and to the extent that, the Compensation and Human Resources Committee of the Board (or its duly appointed agent) (the “Committee”) determines in its sole discretion that such action is in the best interests of Best Buy.

3.5Recovery Policy. Amounts paid under the Agreement shall be subject to recovery by Best Buy in accordance with and to the maximum extent required under the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act.

3.6Right of Set-Off. By accepting this Agreement, you consent to a deduction from any amounts any member of Best Buy owes you from time to time (including amounts owed to you as fees, wages or other compensation or fringe benefits, as well as any other amounts owed to you by any member of Best Buy), to the extent of the amounts you owe any member of Best Buy under this Section 3.6. Whether or not Best Buy elects to make any set-off in whole or in part, if Best Buy does not recover by means of set-off the full amount you owe, calculated as set forth above, you agree to immediately pay the unpaid balance to Best Buy.

3.7Partial Invalidity. If any portion of this Article III is determined by any court of competent jurisdiction to be unenforceable in any respect, it shall be interpreted to be valid to the maximum extent for which it reasonably may be enforced, and enforced as so interpreted, all as determined by such court in such action. You acknowledge the uncertainty of the law in this respect and expressly stipulate that this Agreement is to be given the construction that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

3.8Remedy for Breach. You agree that a breach of any of the Restrictive Covenants would cause material and irreparable harm to Best Buy that would be difficult or impossible to measure, and that damages or other legal remedies available to Best Buy for any such injury would, therefore, be an inadequate remedy for any such breach. Accordingly, you agree that if you breach any Restrictive Covenant, Best Buy shall be entitled, in addition to and without limitation upon all other remedies Best Buy may have under this Agreement, at law or otherwise, to obtain injunctive or other appropriate equitable relief, without bond or other security, to restrain any such breach. Such equitable relief in any court shall be available to Best Buy in lieu of, or prior to or pending determination in any arbitration proceeding. You further agree that the duration of the Restrictive Covenants shall be extended by the same amount of time that you are in breach of any Restrictive Covenant.

IV.	Nature of Grant. In accepting the Award, you acknowledge, understand and agree that:

4.1the Plan is established voluntarily by Best Buy, it is discretionary in nature and it may be modified, amended, suspended or terminated by Best Buy at any time;

4.2the grant of the Units is voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units, or benefits in lieu of restricted stock units, even if restricted stock units have been granted in the past;

4.3all decisions with respect to future grants of restricted stock units, if any, will be at the sole discretion of Best Buy;

4.4you are voluntarily participating in the Plan;

4.5the Award and your participation in the Plan will not create a right to continued service on the Board or derogate from any right of Best Buy’s shareholders to remove you from the Board at any time in accordance with Best Buy’s bylaws and any applicable law;

4.6the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

4.7no claim or entitlement to compensation or damages shall arise from forfeiture of the Units resulting from your ceasing to provide service to Best Buy (for any reason whatsoever) and, in consideration of the grant of Units to which you are otherwise not entitled, you irrevocably agree never to institute any claim against Best Buy, waive your ability, if any, to bring any such claim and release Best Buy from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claims;

4.8unless otherwise provided in the Plan or by Best Buy in its discretion, the Award and the benefits evidenced by this Agreement do not create any entitlement to have the Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and

4.9Best Buy shall not be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Units or any amounts due to you pursuant to the settlement of the Units or the subsequent sale of any Shares acquired upon settlement.

V.	Responsibility for Taxes.

5.1Regardless of any action Best Buy takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount, if any, actually withheld by Best Buy. You further acknowledge that Best Buy (a) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Units, including, but not limited to, the grant or vesting of the Units, the issuance of Shares upon settlement of the Units, the subsequent sale of such Shares and the receipt of any dividends or dividend equivalents; and (b) does not commit to and is under no obligation to structure the terms of the Award or any aspect of the Units to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you have become subject to Tax-Related Items in more than one jurisdiction between the date of award and the date of any relevant taxable event, as applicable, you acknowledge that Best Buy may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

5.2To the extent Best Buy has a withholding obligation with respect to Tax-Related Items, you authorize Best Buy or its agent, at Best Buy’s discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(a)	withholding from any cash compensation paid to you by Best Buy;

(b)
withholding from proceeds of the sale of Shares acquired upon settlement of the Units either through a voluntary sale or through a mandatory sale arranged by Best Buy (on your behalf pursuant to this authorization); or

(c)	withholding in Shares to be issued upon settlement of the Units.

The Committee shall establish the method of withholding from alternatives (a) - (c) herein and, if the Committee does not exercise its discretion prior to the applicable withholding event, then you shall be entitled to elect the method of withholding from the alternatives above.

In the event there is a relevant taxable or tax withholding event for which Best Buy is not able or otherwise does not withhold amounts needed to satisfy obligations with respect to a Tax-Related Event, you agree to pay or make adequate arrangements satisfactory to Best Buy to satisfy such obligation.

5.3To avoid negative accounting treatment, Best Buy may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested Units, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan.

5.4You shall pay to Best Buy any amount of Tax-Related Items that Best Buy may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means described in this Article V. Best Buy may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if you fail to comply with your obligations in connection with the Tax-Related Items.

VI.
No Advice Regarding Award. Best Buy is not providing any tax, legal or financial advice, nor is Best Buy making any recommendations regarding your participation in the Plan or your acquisition or sale of the Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

VII.
Data Privacy. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other award materials by Best Buy for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that Best Buy may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in Best Buy, details of all Units or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

You understand that Data will be transferred to Fidelity or such other stock plan service provider as may be selected by Best Buy in the future, which is assisting Best Buy with the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your human resources representative. You authorize Best Buy, Fidelity (or other broker designated by Best Buy) and any other possible recipients which may assist Best Buy (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your human resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your human resources representative.

VIII.	General Terms and Conditions.

8.1Service and Terms of Plan. This Agreement does not guarantee your continued service with Best Buy. This Award is granted pursuant to the Plan and is subject to its terms. In the event of any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern. By your acceptance of this Award, you acknowledge receipt of a copy of the Prospectus for the Plan and your agreement to the terms and conditions of the Plan and this Agreement.

8.2Electronic Delivery and Participation. Best Buy may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by Best Buy or a third party designated by Best Buy. Further, the parties hereto shall be entitled to rely on delivery of a facsimile or other electronic copy of this Agreement, and delivery by either party of such facsimile or electronic copy shall be legally effective to create a valid and binding agreement between the parties in accordance with the terms hereof.

8.3Language. If you have received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

8.4Governing Law, Jurisdiction and Venue. The Award and the provisions of this Agreement are governed by, and subject to, the laws of the State of Minnesota, without regard to the conflict of law provisions, as provided in the Plan. You and Best Buy agree that the state and federal courts located in the State of Minnesota shall have personal jurisdiction over the parties to this Agreement, and that the sole venues to adjudicate any dispute arising under this Agreement shall be the District Courts of Hennepin County, State of Minnesota and the United States District Court for the District of Minnesota; and each party waives any argument that any other forum would be more convenient or proper.

8.5Appendix. Notwithstanding any provisions in this Agreement, the grant of Units shall be subject to any special terms and conditions set forth in the attached country-specific appendix to this Agreement (the “Appendix”). If you relocate to one of the countries included in the Appendix, the special terms and conditions for such country will apply to you, to the extent Best Buy determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Agreement.

8.6Imposition of Other Requirements. Best Buy reserves the right to impose other requirements on your participation in the Plan, on the Units and on any Shares acquired under the Plan, to the extent Best Buy determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

8.7Compliance with Law. Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares, Best Buy shall not be required to deliver any Shares issuable upon settlement of the Units prior to the completion of any registration or qualification of the Shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval Best Buy shall, in its absolute discretion, deem necessary or advisable. You understand that Best Buy is under no obligation to register or qualify the Shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, you agree that Best Buy shall have unilateral authority to amend the Plan and the Agreement without your consent to the extent necessary to comply with securities or other laws applicable to issuance of the Shares.

8.8Waiver. You acknowledge that a waiver by Best Buy of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other award recipient.

COUNTRY-SPECIFIC APPENDIX
TO
DIRECTOR RESTRICTED STOCK UNIT AWARD AGREEMENT
FOR NON-U.S. DIRECTORS

TERMS AND CONDITIONS

This Appendix includes additional terms and conditions that govern the Units granted to you under the Plan if you reside in one of the countries listed below at the time of award or move to one of these countries during the term of the Award. Capitalized terms not defined in this Appendix are defined in the Addendum to the Agreement.

If you are a citizen or resident of a country other than the one in which you are currently working, transfer residency after the Units were granted to you, or are considered a resident of another country for local law purposes, the terms and conditions contained herein may not be applicable to you, and Best Buy shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply to your Units.

NOTIFICATIONS

This Appendix also includes information regarding exchange controls and certain other issues of which you should be aware with respect to participation in the Plan. The information is based on the securities, exchange control, and other laws in effect in the respective countries as of July 2013. Such laws are often complex and change frequently. As a result, it is strongly recommended that you not rely on the information in this Appendix as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time you vest in the Units. This Appendix does not address any general reporting requirements that may apply to you with respect to currency transfers into your country of residence (unless there are reporting requirements that apply specifically to the Shares that may be acquired under the Plan).

In addition, the information contained herein is general in nature and may not apply to your particular situation, and Best Buy is not in a position to assure you of a particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

FRANCE

TERMS AND CONDITIONS

Language Consent

By accepting the Award, you confirm that you have read and understood the documents relating to the Award (the Plan, the Agreement and this Appendix) which were provided in the English language. You accept the terms of those documents accordingly.

Consentement Relatif à la Langue Utilisée.  En acceptant l’Attribution, vous confirmez avoir lu et compris les documents relatifs à l’Attribution (le Plan, le Contrat et cette Annexe) qui ont été communiqués en langue anglaise.  Vous acceptez les termes de ces documents en connaissance de cause.

NOTIFICATIONS

Foreign Account Reporting Information

If you are a French resident and you hold stock outside of France, you must declare all foreign bank and brokerage accounts (including accounts that were opened and closed during the tax year) on a special form to be submitted to the tax authorities together with your annual income tax return.

ADDENDUM
TO
DIRECTOR RESTRICTED STOCK UNIT AWARD AGREEMENT
FOR NON-U.S. DIRECTORS

For the purposes hereof the terms used herein will have the following meanings:

“Affiliate” will mean a company controlled directly or indirectly by Best Buy, where “control” will mean the right, either directly or indirectly, to elect a majority of the directors thereof without the consent or acquiescence of any third party.

“Cause” for termination of your position on Board shall, solely for purposes of this Agreement, is deemed to exist if you:

(i)
are charged with, convicted of or enter a plea of guilty or nolo contendere to: (a) a felony (or a crime of comparable magnitude under applicable law), (b) any crime involving moral turpitude, dishonesty, breach of trust or unethical business conduct, or (c) any crime involving the business of Best Buy;

(ii)
in the performance of your duties for the Board or otherwise to the detriment of Best Buy, engage in: (a) dishonesty that is harmful to Best Buy, monetarily or otherwise, (b) willful or gross misconduct, (c) willful or gross neglect, (d) fraud, (e) misappropriation, (f) embezzlement, or (g) theft;

(iii)	fail to comply with the policies or practices of Best Buy;

(iv)	are adjudicated in any civil suit, or acknowledge in writing in any agreement or stipulation, to have committed any theft, embezzlement, fraud, or other act of dishonesty involving any other person;

(v)
are determined, in the sole judgment of the Board or any individual or individuals the Board authorizes to act on its behalf, to have willfully engaged in conduct that is harmful to Best Buy, monetarily or otherwise;

(vi)	breach any provision of this Agreement (including but not limited to Section 3.1, concerning Confidential Information) or any other agreement between you and any member of Best Buy; or

(vii)	engage in any activity intended to benefit any entity at the expense of Best Buy or intended to benefit any competitor of Best Buy.

“Company Group” will mean, collectively, Best Buy and its Affiliates.
“Confidential Information” will mean any and all information in whatever form, whether written, electronically stored, orally transmitted or memorized pertaining to: trade secrets; customer lists, records and other information regarding customers; price lists and pricing policies, financial plans, records, ledgers and information; purchase orders, agreements and related data; business development plans; products and technologies; product tests; manufacturing costs; product or service pricing; sales and marketing plans; research and development plans; personnel and employment records, files, data and policies (regardless of whether the information pertains to you or other employees of the Best Buy); tax or financial information; business and sales methods and operations; business correspondence, memoranda and other records; inventions, improvements and discoveries; processes and methods; and business operations and related data formulae; computer records and related data; know-how, research and development; trademark, technology, technical information, copyrighted material; and any other confidential or proprietary data and information which you encounter during your service, all of which are held, possessed and/or owned by the Best Buy and all of which are used in the operations and business of the Best Buy. Confidential Information does not include information which is or becomes generally known within the Best Buy’s industry through no act or omission by you; provided, however, that the compilation, manipulation or other exploitation of generally known information may constitute Confidential Information.